Exhibit 99.1
------------

April 22, 2002

FOR IMMEDIATE RELEASE
---------------------

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
                           FIRST QUARTER 2002 RESULTS;
          RECORD LEVELS OF INCOME, ASSETS, LOANS, DEPOSITS, AND EQUITY


                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market


     Watsonville, CA. April 22, 2002. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported record net income of $1.21 million, equivalent to $0.35 diluted earnings per share, for the quarter ended March 31, 2002, compared to net income of $602 thousand, or $0.18 diluted earnings per share, for the same period in 2001. Net income during the first quarter of 2001 was impacted by (pre-tax) operating costs of $408 thousand for the Bank's core systems conversion that was implemented in March 2001. Net income for the quarter ended December 31, 2001 (the immediately preceding quarter) was $1.14 million, equivalent to $0.33 diluted earnings per share.

     The first quarter of 2002 earnings were the highest of any quarter in the Company's history. Return on average stockholders' equity improved from 5.55% during the first quarter of 2001 to 9.37% during the first quarter of 2002. At March 31, 2002, the Company had record levels of loans, assets, deposits, and stockholders' equity. Tangible book value per share increased from $14.08 at December 31, 2001 to $14.48 at March 31, 2002.

     During the first quarter of 2002, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of individuals, families, and businesses. Key accomplishments during the first quarter of 2002 included:

o    progress in shifting the composition of the loan and deposit portfolios

o    an expansion in net interest margin

o    increased local commercial banking business

o the opening of a loan production office in Los Angeles focusing on construction and income property lending

The Los Angeles loan production office is managed by an individual with many years of local lending experience and expertise in the type of relationship banking conducted by the Company.

     Net interest income increased from $4.8 million during the first quarter of 2001 to $5.4 million during the first quarter of 2002 due to both expanded spreads and greater average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 3.98% for the first three months of 2002, up from 3.83% during the same period in 2001. The increased spread in part stemmed from the Bank's continued implementation of its strategic plan.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
April 22, 2002


     The Company recorded a $325 thousand provision for loan losses during the first quarter of 2002, down from $500 thousand during the same period in the prior year. Net charge-offs during the first quarter of 2002 of $32 thousand were primarily associated with business loans. The Company's ratio of loan loss reserves to total loans increased from 1.41% at December 31, 2001 to 1.46% at March 31, 2002. The rise in this ratio was due in part to a shift in the Company's loan mix away from its historic concentration in residential mortgages and the establishment of a specific reserve for a loan secured by a hotel within the Company's primary market area, as subsequently discussed.

     The Company continues to utilize the formula general valuation reserve factors adopted in the fourth quarter of 2001 for hotel / motel real estate loans and its "Business Express" small business loans. The general valuation reserve factor was increased in the fourth quarter of 2001 for hotel / motel loans due to the particular economic difficulties being experienced by the hospitality industry stemming from the national recession and reduced personal and business travel. At March 31, 2002, the Company had $22.0 million in hotel / motel real estate loans outstanding, down from $30.8 million at December 31, 2001. This decrease in part resulted from the Company's not repricing certain hotel / motel loans to reflect the decline in general market interest rates during 2001, thereby leading the borrowers to refinance with other lenders. The Company's Business Express portfolio experienced historically high charge-off rates in 2001, resulting from the nature of these loans, which were extended to smaller and less established local businesses. These businesses often have less financial strength than larger and / or more established businesses, and thus were disproportionately affected by the US economic recession. At March 31, 2002, the Company had $482 thousand of Business Express loans outstanding, down from $543 thousand at December 31, 2001.

     Non-accrual loans increased from $2.3 million at December 31, 2001 to $4.5 million at March 31, 2002 primarily due to the placement of a $2.3 million commercial real estate mortgage on non-accrual status. This credit is a participation loan where the Bank is not the lead financial institution. The loan is secured by a first deed of trust on a hotel / resort located within the Company's primary market area and is guaranteed by the borrower. The hotel is a relatively new development that was experiencing limited cash flow. The hotel was also adversely impacted by the decline in tourism and travel following the events of September 11 and the onset of the national economic recession. The Company is currently working with the lead bank and the borrower to address collection. At March 31, 2002, the Company established a $754 thousand specific reserve for this loan, based upon estimated net proceeds to the Company following foreclosure and sale. The market value of the hotel is particularly volatile at this time, given the uncertainty regarding the economy, the tourism industry, and the outlook for business travel activity.

     Non-accrual loans at March 31, 2002 also included two loans secured by first deeds of trust: a residential mortgage with a principal balance of $846 thousand and a commercial real estate mortgage with a principal balance of $846 thousand. There are significant junior mortgages from other lenders secured by the real estate collateral for both of these loans. The home securing the residential loan is listed for sale and the borrower has agreed to resume payments to the Company. The Company is in the process of foreclosing on the underlying collateral for the commercial real estate mortgage. Based upon a review of comparable recent market sales, the Company, at this time, does not anticipate incurring a loss on either of these two loans. The Company had no foreclosed real estate at March 31, 2002.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
April 22, 2002


     The special residential loan pool that the Company purchased in 1998 has continued to pay down. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained, at purchase, a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contains a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through April 20, 2002, the Company has allocated certain reserves to this pool due to concerns regarding the potential losses by the seller in honoring the guaranty, the present delinquency profile of the pool, and the differential between loan principal balances and current appraisals for foreclosed loans and loans in the process of foreclosure. The original balance of the special residential loan pool in 1998 was $40.0 million, which was paid down to $4.5 million at March 31, 2002. In April 2002, the Company received approximately $396 thousand in additional principal repayments associated with March activity. As of March 31, 2002, there was one foreclosed property within the special residential loan pool. The Company reports all loans within the pool as performing due to the scheduled payments provided by the seller.

     Non-interest income totaled $512 thousand during the first quarter of 2002, down from $643 thousand during the same period in 2001. This decline was primarily due to the impact of lower commissions from sales of non-FDIC insured investment products and reduced customer service charges.

     Commissions from the sale of non-FDIC insured investment products during the first quarter of 2002 decreased from the same period the prior year due to vacancies in positions for licensed investment sales representatives.

     Customer service charge income was lower in the first quarter of 2002 than the same period in the prior year primarily due to the Company's charging uncollected funds fees during the first quarter of 2001 but not charging these fees during the same period in 2002 in response to competitive factors and due to a change in the profile of the consumer checking portfolio. In conjunction with the conversion to the new core data processing system in March 2001, the Company implemented a revamped consumer checking product line and an associated revised fee and service charge schedule. These changes contributed to the closing of certain lower balance and / or higher transaction volume consumer checking accounts over the past year, as such accounts began incurring increased service charges.

     Loan servicing income totaled $14 thousand during the three months ended March 31, 2002, compared to $2 thousand during the same period in 2001. Loan servicing income during the first quarter of 2001 was reduced by accelerated amortization of mortgage servicing rights because of faster prepayments. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis. As a result, the portfolio of loans serviced for others is declining as loans pay off. At March 31, 2002, the Company serviced $37.3 million in various types of loans for other investors, compared to $42.6 million at December 31, 2001.

Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
April 22, 2002


     Gains on the sale of loans increased from $5 thousand during the first quarter of 2001 to $27 thousand during the first quarter of 2002. The lower interest rate environment in the first quarter of 2002 compared to the same period in 2001 contributed to a greater level of refinance activity for residential loans, which in turn increased the Company's mortgage banking activity.

     Non-interest expense totaled $3.5 million during the first quarter of 2002, compared to $3.8 million during the same period in 2001. This decline in expense was primarily due to the Company's incurring $408 thousand in expenses during the first quarter of 2001 in conjunction with the data processing conversion.

     Compensation and employee benefits expense rose from $1.7 million during the first quarter of 2001 to $1.9 million during the first quarter of 2002. Factors contributing to this increase included staff additions in data processing and commercial lending. The staff additions in data processing stemmed from the switch from an external service bureau environment to an in-house system for the Company's primary data processing. The staff additions in commercial lending were primarily comprised of new business account relationship officers. Compensation and employees benefits costs also rose in the first quarter of 2002 when compared to the same period during the prior year due to the opening of the Los Angeles loan production office and because of higher costs for the Bank's employee stock ownership plan ("ESOP"). The ESOP expenses increased in 2002 versus 2001 because of the higher average price of Monterey Bay Bancorp, Inc. common stock.

     The change in the Company's systems environment also impacted various other operating expenses. Data processing fees were much lower in 2002 versus 2001, while equipment expense was higher due to the added depreciation from the new hardware and software installed in 2001.

     Consulting expenses were much lower in the first quarter of 2002 versus the same period in 2001 because of consultants hired to assist with the core systems conversion in 2001. Legal expenses declined $48 thousand from the first quarter of 2001 to the first quarter of 2002 primarily due to expenditures in 2001 associated with claims by a former executive regarding payments due under his employment contracts.

     Advertising and promotion costs totaled $77 thousand in the first quarter of 2002, up from $31 thousand during the same period in 2001. These costs were unusually low in the first quarter of 2001, as the Company postponed certain advertising and promotional activities pending the implementation of the new computer systems environment. Advertising during the first quarter of 2002 included newspaper ads for deposit products, targeted direct mail to businesses in the Bank's primary market area, and local radio ads that focused on attracting business customers through the communication of the Bank's "relationship banking" approach to customer service. The Company's visibility was also enhanced during the first quarter by the extensive participation of employees and Directors in a significant number of community events and organizations.

Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
April 22, 2002


     Total assets increased from $537.4 million at December 31, 2001 to a record $542.2 million at March 31, 2002.

     Cash & cash equivalents decreased from $13.1 million at December 31, 2001 to $12.4 million at March 31, 2002 due to the Company's using cash equivalents to fund expansions in the security and loan portfolios.

     Investment and mortgage backed securities increased from $37.9 million at December 31, 2001 to $40.2 million at March 31, 2002. The Company purchased relatively low duration Agency collateralized mortgage obligations during the first quarter of 2002 to serve as collateral for certain deposits and to invest available liquidity. The low duration was targeted in conjunction with the Company's asset / liability management program and in order to provide cash flows later in the year to fund anticipated loan production.

     Loans held for sale totaled $661 thousand at March 31, 2002, down from $713 thousand at December 31, 2001. The Company sells most of its long term, fixed rate residential mortgage production into the secondary market on a servicing released basis, and purchases more interest rate sensitive loans as part of its interest rate risk management program.

     Loans held for investment, net, increased from $465.9 million at December 31, 2001 to a record $469.4 million at March 31, 2002. The increase resulted from a combination of strong internal loan originations, including the first loans from the new Los Angeles loan production office, and from purchases of individual income property loans from correspondent banks. Total net loans as a percentage of total assets were 86.7% at March 31, 2002. The Company has targeted increasing this ratio as part of its strategy of supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital.

     The product mix in the loan portfolio shifted during the first quarter in conformity with the Company's strategic plan. Residential loans declined from 42.3% of gross loans at December 31, 2001 to 39.9% of gross loans at March 31, 2002. In contrast, construction loans increased from 7.9% to 9.2%, land loans increased from 2.5% to 3.3%, and commercial loans rose from 1.8% to 2.4%. This change in loan mix was facilitated by the commercial business relationship officers the Company hired last year and by the new Los Angeles loan production office, which concentrates on income property and construction lending. The Company plans to continue decreasing the percentage of its loan portfolio allocated to residential mortgages in favor of other generally higher yielding and more interest rate sensitive types of loans.

     The Company's commercial banking group continued generating increased revenue during the first quarter of 2002. At March 31, 2002, this department had attracted and was servicing $6.3 million in deposits, $7.6 million in commercial real estate loans (e.g. owner / user), and $11.8 million in business term loans and balances drawn against business lines of credit. The commercial banking group's total credit commitments at March 31, 2002 were $27.6 million. In addition, the commercial lending pipeline at March 31, 2002 pointed toward the continued expansion of commercial banking customer relationships during the second quarter of 2002.

Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
April 22, 2002


     Deposits increased from $432.3 million at December 31, 2001 to a record $435.8 million at March 31, 2002. The Company experienced strong growth in money market deposits during the first quarter of 2002 due to a focused sales and marketing program, certain customers' building up balances to pay property and income taxes in April, and the historically low interest rate environment's leading certain customers to delay committing funds to term certificates of deposit. Consistent with the strategic plan, transaction accounts increased from 43.6% of total deposits at December 31, 2001 to 45.2% of total deposits at March 31, 2002. Deposit growth during the first quarter of 2002 was, however, restrained by certain competitors that conducted aggressive promotional campaigns for consumer deposits.

     The Company's ratio of net loans to deposits was 107.87% at March 31, 2002. The Company intends to actively manage this ratio in coming quarters by:

o    introducing new deposit products and related services

o modifying staff incentive programs to more strongly focus on expanding deposit relationships

o    pursuing opportunities for additional branch locations

o directing a higher percentage of the advertising and promotion budget to deposit generation

o seeking additional deposits under the State of California Time Deposit program

o evaluating the acceptance of brokered deposits, which the Company has not historically utilized

     Borrowings decreased slightly from $53.8 million at December 31, 2001 to $53.6 million at March 31, 2002. All of the Company's FHLB advances at March 31, 2002 were fixed rate, fixed term borrowings without call or put option features. Early in the second quarter of 2002, the Company prepaid a $5.0 million in FHLB advance due in the third quarter of 2002 in order to extend the term structure of that debt in conjunction with the Company's asset / liability management program.

     Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized", with capital levels significantly in excess of regulatory requirements. The Bank's regulatory capital ratios increased during the first quarter of 2002.

     Consolidated stockholders' equity increased from $50.2 million at December 31, 2001 to a record $51.8 million at March 31, 2002 due to a combination of:

o    net income

o    continued amortization of deferred stock compensation

o    Directors continuing to receive their retainer fees in Company stock

o the exercise of 29,805 vested stock options by former Directors and employees

Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
April 22, 2002


     The above factors more than offset the impacts of depreciation in the portfolio of securities classified as available for sale and the repurchase of 5,000 shares of the Company's common stock at $16.25 per share. At March 31, 2002, there were 109,035 remaining shares authorized for repurchase under the Company's current repurchase program.

     The Company ended the first quarter with a loan pipeline in excess of $65.0 million, including a significant volume of construction and income property loans. At this time, the Company anticipates further growth in total assets during the second quarter of 2002.

     The 2002 annual meeting of stockholders will take place on Thursday, May 23, 2002 at 9:00 AM Pacific Time at the Watsonville Women's Club in Watsonville, California. All stockholders are cordially invited to attend.

     In reviewing the most recent quarter, C. Edward Holden, the Company's Chief Executive Officer and President, commented: "The Company achieved some notable progress in implementing our strategy of transforming the Bank into a community based financial services firm. We were successful in improving the composition of the loan and deposit portfolios while at the same time increasing total loans and total deposits to record levels. The Company generated improved profitability versus prior periods, enhanced by the multiple steps implemented in support of the strategic plan, including the opening of the Los Angeles loan production office. We also continued our efforts to enhance stockholder value, repurchasing Company stock for the first time since 2000, continuing to pay Director retainer fees in Company stock, and working with our investment banker to add coverage by a second equity analyst later this year."

     Mr. Holden then added: "The Company also continued to actively manage its credit profile, significantly reducing the prior concentration in real estate loans secured by hotel / motel properties. We are vigorously pursuing the resolution of the $2.3 million hotel loan that was placed on non-accrual status this quarter. Management understands the importance of maintaining a strong credit culture as the Bank transitions into a community commercial bank."

     McKenzie Moss, Chairman of the Board of Directors, commented: "We were pleased to see Management's continued investment in the Company's common stock during the first quarter. The Board of Directors is focused on stockholder value, and we believe an increased ownership position by Management facilitates alignment with stockholder interests over the longer term. The Directors look forward to meeting stockholders attending the upcoming 2002 Annual Meeting."

     The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank operates 11 ATM's including two at remote (non-branch) sites. The Bank also offers customer access via bilingual telephone banking, Internet banking, and worldwide ATM networks. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum allowed by law.

Monterey Bay Bancorp, Inc.                                                Page 8
Press Release
April 22, 2002


     This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory and legislative actions, the possibility that the Company will not be successful in achieving its strategic objectives, actions by investment banking firms and significant stockholders, the performance and contributions of new employees, expected loan payments and future collateral values, the successful future utilization and efficacy of new technology, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                        For further information contact:


C. Edward Holden                                 Mark R. Andino
Chief Executive Officer             or           Chief Financial Officer
President                                        Treasurer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com



                             General communication:

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768 - 4800

                              Fax: (831) 722 - 6794


                         --- financial data follows ---

                                           MONTEREY BAY BANCORP, INC.
                                                 (NASDAQ: MBBC)
                                       Consolidated Financial Highlights
                                                   Unaudited
                                             (Dollars In Thousands)


                                                                                March 31,          December 31,
Financial Condition Data                                                             2002                  2001
-------------------------------------------------------------------                  ----                  ----
Cash and cash equivalents                                                       $  12,402             $  13,079
Investment securities available for sale                                            7,270                 7,300
Mortgage backed securities available for sale                                      32,916                30,644

Loans held for sale                                                                   661                   713

Loans receivable held for investment:
      Residential one to four unit real estate loans                              194,545               204,829
      Multifamily five or more units real estate loans                            106,796               103,854
      Commercial and industrial real estate loans                                 106,298               109,988
      Construction loans                                                           45,074                38,522
      Land loans                                                                   16,279                11,924
      Commercial loans                                                             11,802                 8,843
      Other loans                                                                   7,989                 6,980
                                                                                ---------             ---------

   Sub-total gross loans held for investment                                      488,783               484,940

   (Less) / Plus:
      Undisbursed construction loan funds                                         (12,609)              (12,621)
      Unamortized purchase premiums, net of purchase discounts                        565                   435
      Deferred loan fees and costs, net                                              (344)                 (202)
      Allowance for loan losses                                                    (6,958)               (6,665)
                                                                                ---------             ---------

Loans receivable held for investment, net                                         469,437               465,887

Investment in capital stock of the Federal Home Loan Bank                           3,044                 2,998
Accrued interest receivable                                                         2,892                 2,915
Premises and equipment, net                                                         7,490                 7,618
Core deposit intangibles, net                                                       1,344                 1,514
Real estate acquired via foreclosure, net                                              --                    --
Other assets                                                                        4,769                 4,723
                                                                                ---------             ---------
Total assets                                                                    $ 542,225             $ 537,391
                                                                                =========             =========


Non-interest bearing demand deposits                                             $ 23,581              $ 21,062
Interest bearing NOW checking accounts                                             43,004                42,557
Savings accounts                                                                   18,824                19,127
Money market accounts                                                             111,775               105,828
Certificates of deposit                                                           238,630               243,765
                                                                                ---------             ---------

Total deposits                                                                    435,814               432,339
FHLB advances and other borrowings                                                 53,600                53,800
Other liabilities                                                                   1,038                 1,090
                                                                                ---------             ---------

Total liabilities                                                                 490,452               487,229
                                                                                ---------             ---------

Stockholders' equity                                                               51,773                50,162
                                                                                ---------             ---------

Total liabilities and stockholders' equity                                      $ 542,225             $ 537,391
                                                                                =========             =========

                                           MONTEREY BAY BANCORP, INC.
                                                 (NASDAQ: MBBC)
                                  Consolidated Financial Highlights, Continued
                                                   Unaudited
                                (Dollars In Thousands Except Per Share Amounts)


                                                                                  Three Months Ended March 31,
                                                                                  -----------------------------
Operating Data                                                                          2002               2001
------------------------------------------------------                            ----------         ----------
Interest income                                                                   $    8,755         $    9,995
Interest expense                                                                       3,405              5,243
                                                                                  ----------         ----------

Net interest income before provision for loan losses                                   5,350              4,752
Provision for loan losses                                                                325                500
                                                                                  ----------         ----------

Net interest income after provision for loan losses                                    5,025              4,252
                                                                                  ----------         ----------

Non-interest income:
     Gain on sale of securities                                                           43                 34
     Commissions from sales of non-insured products                                       41                117
     Customer service charges                                                            351                408
     Income from loan servicing                                                           14                  2
     Gain on sale of loans held for sale                                                  27                  5
     Other income                                                                         36                 77
                                                                                  ----------         ----------

Total non-interest income                                                                512                643
                                                                                  ----------         ----------

Non-interest expense:
     Compensation and employee benefits                                                1,905              1,658
     Occupancy and equipment                                                             424                350
     Deposit insurance premiums                                                           51                 49
     Data processing fees                                                                136                442
     Legal and accounting expenses                                                       119                184
     Supplies, postage, telephone, and office expenses                                   168                190
     Advertising and promotion                                                            77                 31
     Amortization of intangible assets                                                   170                170
     Consulting                                                                           22                242
     Other expense                                                                       394                526
                                                                                  ----------         ----------

Total non-interest expense                                                             3,466              3,842
                                                                                  ----------         ----------

Income before income taxes                                                             2,071              1,053
Provision for income taxes                                                               866                451
                                                                                  ----------         ----------

Net income                                                                        $    1,205         $      602
                                                                                  ==========         ==========

Shares applicable to basic earnings per share                                      3,348,387          3,227,241
Basic earnings per share                                                          $     0.36         $     0.19
                                                                                  ==========         ==========

Shares applicable to diluted earnings per share                                    3,465,286          3,274,559
Diluted earnings per share                                                        $     0.35         $     0.18
                                                                                  ==========         ==========

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


                             MONTEREY BAY BANCORP, INC.
                                   (NASDAQ: MBBC)
                           Selected Ratios And Other Data
                                      Unaudited
                   (Dollars In Thousands Except Per Share Amounts)


                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                       2002                 2001
                                                       ----                 ----

Profitability Ratios [1]
------------------------------------------

Return on average assets                              0.90%                0.49%
Return on average equity                              9.37%                5.55%
Interest rate spread during the period                3.92%                3.66%
Net interest income / average total assets            3.98%                3.83%
Net interest margin                                   4.19%                4.04%
Efficiency ratio                                     59.13%               71.22%


Other Information
------------------------------------------
Average total assets                              $ 537,373            $ 496,090
Average interest earning assets                   $ 510,421            $ 470,539



                                                  March 31,         December 31,
                                                       2002                 2001
                                                       ----                 ----
Asset Quality Information
------------------------------------------

Non-accrual loans                                  $  4,547             $  2,252
Non-performing loans                               $  4,547             $  2,252
Real estate acquired via foreclosure                     --                   --
Allowance for loan losses                           $ 6,958              $ 6,665

Non-performing loans /
     total assets                                     0.84%                0.42%
Allowance for loan losses /
     loans outstanding                                1.46%                1.41%
Allowance for loan losses /
     non-accrual loans                              153.02%              295.96%


Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                8.45%                8.24%
Core capital ratio                                    8.45%                8.24%
Tier one risk based capital ratio                    11.72%               11.38%
Total risk based capital ratio                       12.97%               12.64%


Other Information
------------------------------------------

Full-service customer facilities                          8                    8
Number of ATM's                                          11                   11
Loan to deposit ratio                               107.87%              107.92%
Tangible book value per share                        $14.48               $14.08
Shares outstanding                                3,483,718            3,456,097

------------------------------------------
[1]  All applicable quarterly ratios reflect annualized figures.


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